Exhibit 7C

For period ending 08/31/2007 file number 811-21779.

For funds over #99, list the name of each series and give a consecutive number to each series. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.



Series Fund Name                               Is this the Series last filing
                                             Number Series Name for this series?
                                                          (Y/N)

100      John Hancock Mid Cap Intersection Fund             N